Mail Stop 4561

      November 22, 2005



Mr. Andrew L. Guggenhime
Chief Financial Officer
Neoforma, Inc.
3061 Zanker Road
San Jose, CA  95134

Re:	Neoforma, Inc.
Form 10-K for the fiscal year ended December 31, 2004
      Filed March 16, 2005
      File No. 0-28715

Dear Mr. Guggenhime:

      We have completed our review of your Form 10-K and have no further comments at this time.




								Sincerely,



      Steven Jacobs
      Branch Chief



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Mr. Andrew L. Guggenhime
Neoforma, Inc.
September 27, 2005
Page 4